EXHIBIT 10.27

DISTILLER’S GRAIN OFF-TAKE AGREEMENT
(NEVADA, IOWA)

THIS DISTILLER’S GRAIN OFF-TAKE AGREEMENT (“Agreement”) is dated as of December 2, 2013, by and between LINCOLNWAY ENERGY, LLC an Iowa limited liability company (“Producer”), and GAVILON INGREDIENTS, LLC, a Delaware limited liability company (“Gavilon”) (each, a “Party”, and collectively, the “Parties”).
RECITALS:

(a)	Producer owns and operates an ethanol production facility (the “Facility”) located in Nevada, Iowa ; and

(b)	Producer has agreed to sell to Gavilon, and Gavilon has agreed to purchase from Producer, all distiller’s grains produced at the Facility on the terms and conditions set forth hereinafter.
AGREEMENT:
NOW THEREFORE, in consideration of these premises and for the mutual promises and covenants contained herein, the Parties agree as follows:

1.1
Term. This Agreement shall become effective on January 1, 2014 and shall remain in effect for *. Thereafter, this Agreement shall continue until terminated by either Party upon no less than sixty (60) days prior written notice, provided that such termination shall have no effect with respect to any Confirmed Orders entered into prior to the effectiveness of such termination.

2.    Delivery Obligations; Price and Payment.

2.1
Delivery. During the Term, Producer shall sell and make available for Delivery (as defined in 5.1) to Gavilon, and Gavilon shall purchase and take Delivery of all distiller’s grains produced at the Facility including both dried distiller’s grains and wet distiller’s grains (collectively, “Product”). Product shall meet the applicable specifications set forth herein.

2.2
Price; Payment Terms. The price for Product sold hereunder (the “Price”) shall be based on market-price bids from Gavilon’s customers, less (a) Logistics Costs and (b) the applicable Service Fee. Gavilon agrees to use commercially reasonable efforts to achieve the highest Price available under prevailing market conditions. Payments on all undisputed amounts shall be made within ten (10) business days from Gavilon’s receipt of the information set forth in Section 2.4. Payments shall be made via wire to a bank account specified by the Producer.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

2.3
Logistics Costs; Fees; Net Price. For purposes of this Agreement, “Logistics Costs” means the costs, without markup, for providing services related to or connected with either (i) transporting, storing, transloading, and otherwise handling (including demurrage, and shrinkage costs unless caused by the acts or omissions of Gavilon) Product after Delivery (as defined in Section 5.1) to Gavilon, or (ii) the delivery of railcars or trucks (each a “Transport Vessel” and collectively, “Transport Vessels”) to the Delivery Point (as defined in Section 5.5) for loading. The applicable Service Fee for Gavilon purchase shall be as follows:

2.3.1	*

2.3.2	*
The term “Net Price” means the delivered price of Product to the customer, less Gavilon’s Logistics’ Costs (as communicated to Producer by Gavilon at the time the Parties enter into a Confirmed Order) to deliver such Product from the Facility to the customer, expressed in dollars per ton. Thereafter, any variance in Logistics Costs occurring with respect to each such Confirmed Order shall be for Gavilon's account.

2.4
Billing Information. For each shipment of Product to Gavilon, Producer shall furnish the following in reasonable detail: (i) an invoice giving the actual quantity and date of shipment of the Product, (ii) the applicable weight certificate(s) described in Section 3.2.

2.5
Payment Verification. Any payment made pursuant to this Section will not preclude a Party from subsequently verifying payments of the other Party as permitted in Section 14.3 of this Agreement. Each party shall use commercially reasonable efforts to resolve any disputed payment amounts within 72 hours of the time notice of such dispute was received by the non-disputing party.

2.6
Taxes. Producer shall pay or cause to be paid all valid levies, assessments, duties, rates and taxes (together “Taxes”) on Product delivered hereunder that arise prior to, or as a result of, the sale and Delivery of Product at the Delivery Point. Gavilon shall pay or cause to be paid all Taxes, including fuel or excise Taxes, on Product that arise after the sale (other than third-party sales) and Delivery of Product to Gavilon at the Delivery Point.

3.    Quantity and Quality.

3.1
Delivery. Delivery and receipt of DDGs purchased hereunder shall take place at the applicable Delivery Point (as defined in Section 5.5) in accordance with the corresponding Confirmed Order. The Parties shall establish a mutually agreed Delivery Schedule as defined and described in Exhibit “A”.

3.2
Quantities. The quantity of Product delivered to Gavilon shall be established by outbound weight certificates, as evidenced by the weight documentation provided by Producer. The certificates shall be obtained daily from either scales or other metering devices which are certified as of the time of weighing and which comply with all applicable laws, rules and regulations. Gavilon shall have the right to test such scales or devices at any time provided that such testing shall not cause any unreasonable disruption to Producer’s operations at the Facility.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

3.3
Standards. Producer understands that Gavilon intends to sell the Product as a primary animal feed ingredient and that such Product is subject to minimum quality standards for such use. Producer agrees and warrants that the Product shall be accepted in the feed trade under current industry standards, shall fully comply with any applicable state and federal laws governing quality of product, and shall be free and clear of liens and encumbrances.

3.4
Specifications. Producer warrants that unless otherwise mutually agreed in writing all Product sold hereunder shall, at the time of Delivery to Gavilon, conform to the applicable minimum quality requirements set forth in this Section 3.4. The values quoted below are on an “as fed” basis. Each shipment of Product shall include a copy of the guaranteed analysis, which shall be registered with the State of Iowa. Producer may modify the specifications set forth in this Section 3.4 upon no less than 60 days written notice to Gavilon, provided that the specifications of Product that is the subject of a Confirmed Order may only be modified upon mutual written agreement of Gavilon and Producer.

Dried Distiller’s Grains
Crude Protein		Crude Fat		Crude Fiber		Moisture
Min	Max	Min	Max	Min	Max	Min	Max
25		7.0			15		12.5

Wet Distiller’s Grains
Crude Protein		Crude Fat		Crude Fiber		Moisture
Min	Max	Min	Max	Min	Max	Min	Max
11		4.0			5.5		60

3.5
No Adulteration or Misbranding. Producer warrants that at the time of loading, the Product will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that each shipment may lawfully be introduced into interstate commerce under such Act. Payment of invoices does not waive Gavilon’s rights if the Product does not comply with terms or specifications of this Agreement.

3.6
Product Certification. Weekly samples from Product will be sent to an outside laboratory of Gavilon’s choosing for testing by Producer to ensure the Product conforms to the specifications in Section 3.4. The results of such test will be forwarded from Producer to Gavilon upon receipt at the Facility.

3.7
Samples. Producer agrees to maintain a representative daily aggregate sample for a period of (3) months. Producer will retain these samples and shall provide Gavilon access to such samples promptly upon request.

3.8
Nonconforming Product. If within five (5) days after arrival at customer, Product is found to be out of specification by Gavilon or by an independent laboratory using industry approved analysis and sampling methods (“Nonconforming Product”), such condition will be promptly communicated to Producer. Gavilon will provide a copy of the certified laboratory report(s)

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

evidencing the Nonconforming Product along with available chain of custody documentation. Producer may, within the succeeding five (5) days of receipt of such notice, take steps to refute or verify such nonconformance, including by obtaining an independent certified lab test and by observing conditions at the customer’s site that may impact test results including chain of custody of sample. All disputes regarding nonconforming product shall be settled pursuant to NGFA rules. Upon verification of such nonconformance, Producer will then direct Gavilon to either (i) sell the Nonconforming Product at a discounted price, or (ii) return the Nonconforming Product to Producer. If such Nonconforming Product is not discountable, Producer may replace the Nonconforming Product with an acceptable type and/or quality of Product within five (5) days of receipt of written notice that the delivered Product is nonconforming and that such nonconformance has been confirmed. In the event Producer cannot replace the Nonconforming Product within the five (5) day period, Gavilon shall have the option to return the Nonconforming Product, withhold payment therefor and purchase replacement Product. Producer will be responsible for all direct costs of replacing or disposing of any Nonconforming Product, including any costs reasonably incurred by Gavilon as a result of the Nonconforming Product and/or any unreasonable delay by Producer in obtaining conforming Product. Such costs may include, without limitation, reasonably incurred storage costs or costs reasonably incurred by Gavilon to return such Nonconforming Product to Producer. If such Nonconforming Product is sold by Gavilon at a discount, the Price payable by Gavilon will be calculated in the normal manner.

3.9
Quality Control Procedures. Upon Producer’s receipt of Transport Vessels and prior to Product loading in each Transport Vessel, Producer will visually inspect for equipment integrity, safety, and potential contamination. Producer shall notify Gavilon immediately in the event any Transport Vessel does not meet the minimum requirements. In the event a Transport Vessel provided by Gavilon is unsuitable for loading due to any of the aforementioned reasons, Gavilon shall arrange for a substitute Transport Vessel to arrive for loading within twenty-four (24) hours of Producer’s notification to Gavilon, or such longer period of time as may be agreed between Producer and Gavilon acting in a commercially-reasonable manner.

4.    Third-Party Sales; Shortfalls.

4.1
Third-Party Sales. Section 2.1 notwithstanding, should Producer receive offers to purchase Product (i) in which delivery would occur more than fifteen (15) days forward, and (ii) at prices that would be more favorable to Producer than the gross price (exclusive of Service Fee) offered by Gavilon (but on terms that are otherwise customary and comparable to those set forth herein), Producer shall give Gavilon written notice of the delivery terms, quantity and sales price available to Producer as well as the third party offering those more favorable terms. If Gavilon does not match the third-party terms within one (1) business day of receipt of such notice, Producer may then sell Product to such third party in the quantities and prices as notified to Gavilon. In such event, at Producer’s written request, Gavilon shall generally assist Producer with the logistics relating to third-party sales. To the extent Producer requests Gavilon to assist with logistics of third-party sales, Producer shall pay Gavilon a service fee equal to the greater of 1% of the gross sales price of all third-party sales or $1.00/ton. No third-party sales shall affect any Confirmed Orders (as defined in Exhibit “A”) previously established between the Parties unless agreed upon in writing by both Parties.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

4.2
Purchase Shortfall. If Gavilon fails to purchase and take delivery of any quantities of Product specified in Confirmed Orders, and Producer after using commercially reasonable efforts to mitigate any damage, has produced and must sell such Product to a substitute purchaser at a price lower than the applicable Price, Gavilon shall pay Producer the amount by which the applicable Price exceeds the actual sales price per ton, multiplied by the number of tons sold to the substitute purchaser. If Producer exercises commercially reasonable efforts and is still unable to sell any such Product to a substitute purchaser, then Gavilon shall pay Producer an amount equal to the Price multiplied by the entire unsold portion. Gavilon shall remit payment within five (5) business days following the invoice date and receipt of supporting documentation. In either case, Gavilon shall also pay any additional costs solely and directly incurred by Producer to identify a substitute purchaser, to store the Product until they can be sold or disposed of, or to dispose of the Product. Except for remedies set forth elsewhere in this Agreement, the remedy specified in this Section 4.2 shall be Producer’s sole and exclusive remedy in the event Gavilon fails to purchase and take delivery of the Product specified in the Confirmed Order.

4.3
Delivery Shortfall. If Producer fails to make available for purchase the quantity of Product specified in Confirmed Orders, and Gavilon, using commercially reasonable efforts to mitigate any damage, is unable to obtain a substitute supply of Product at a price equal to or less than the Price, Producer shall pay Gavilon the amount by which the Price is less than the price paid by Gavilon for substitute supply, multiplied by the delivery shortfall (Confirmed Order quantity less the amount actually delivered by Producer); plus any additional costs solely and directly incurred by Gavilon to identify a substitute purchaser. Such payment shall be remitted within five (5) business days following the invoice date and receipt of supporting documentation. The remedy specified in this Section 4.3 shall be Gavilon’s sole and exclusive remedy in the event that Producer fails to supply the quantity of Product specified in the Confirmed Order.

5.    Transportation and Logistics.

5.1
Logistics Responsibilities. Gavilon shall be responsible for the management of logistics which arise prior to the Transport Vessel reaching the Delivery Point, and which arise after the DDGs are delivered completely loaded onto the Transport Vessel (“Delivery”). This responsibility will include the management of Producer’s railcar fleet as further described in Section 5.6. Producer shall be responsible for all logistics that arise once the Transport Vessel has reached the Delivery Point up through Delivery. Gavilon will be responsible for monitoring logistics while the Transport Vessel is at Destination to ensure efficient offloading. Gavilon will secure and maintain all licenses, documents and contracts necessary to transport Product following Delivery.

5.2
Hours of Operation. Producer shall use commercially reasonable efforts to keep the Facility open for truck delivery between the hours of 7:00 am to 5:00 pm Monday through Friday (“Normal Operating Hours”). Gavilon may from time to time request that the Facility be accessible during other times or days. Producer will attempt to accommodate these requests provided Gavilon pays for any associated overtime costs incurred by Producer. Producer will promptly notify Gavilon in advance of scheduled events where truck delivery will not be possible. In instances where an unscheduled event makes truck delivery impossible, Producer will immediately notify Gavilon so that Gavilon may contact the applicable carriers.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

5.3
Producer’s Demurrage Obligations. Producer’s responsibility for Demurrage if actual Demurrage compensation is sought, for trucks will begin to accrue after the second (2nd) hour waiting to load at the Facility provided the truck arrived during Normal Operating Hours. For purposes of this Agreement, the term “Demurrage” includes all costs, damages, penalties and charges resulting from any delay in loading and/or unloading of Product shipments, whether due to mechanical failure or other reasons outside the course of normal operations and not including delays resulting from the occurrence of multiple trucks arriving to load within the same general time period.

5.4
Notification of Problems with Delivery. Producer shall inform Gavilon of any problem regarding any shipment of Product, without delay, by fax, telephone, or email, after Producer becomes aware of any such problem. This may include an event that could result in an unscheduled Facility shutdown, or the possible event that one or more Product orders are not available from Producer in the quantity originally set out in the Confirmed Order. Gavilon shall inform Producer of any problems in delivering Transport Vessels in accordance with the Delivery Schedule.

5.5
Delivery Point. For purposes of this Agreement, the term “Delivery Point” means, with respect to Transport Vessels, the location at the Facility where the Transport Vessel is received for loading, as follows: the Delivery Point for railcar shipments is the railroads’ “constructively placed” designation; and the Delivery Point for trucks is the arrival of the truck at the Facility within the loading hours specified in this Agreement. “Delivery Point” means, with respect to DDGs, the location at the Facility where the loading of DDGs is completed on railcars or trucks, as follows: the Delivery Point for railcar shipments is the railroads’ “constructively placed” designation and the Delivery Point for truck shipments is the departure of the loaded truck from the Facility.

5.6
Railcars. Producer will provide at its cost and expense all railcars required for Gavilon to deliver the Product sold hereunder. Consequently, railcar lease costs will not be included in Logistics Costs. In the event Producer experiences a shortage of railcars, Gavilon will sublease, on a monthly basis, such railcars as it may have available upon request by Producer. The monthly sublease charges will be based on market value (values proposed by Gavilon and accepted by Producer) lease costs and will be deducted from amounts otherwise payable by Gavilon to Producer.

6.    Possession and Title.

6.1
Title; Risk of Loss. Title to and risk of loss in Product purchased hereunder shall pass from Producer to Gavilon upon Delivery. Until such time, Producer shall be deemed to be in control of and in possession of and shall have title to and risk of loss in the Product.

6.2
Responsibility for Product. Gavilon shall have no responsibility or liability with respect to any Product until Delivery thereof pursuant to this Agreement. Without prejudice to Gavilon’s right to reject Nonconforming Product as set forth in Section 3 and without affecting Producer’s liability for the Delivery of Nonconforming Product, Producer shall have no responsibility or liability with respect to Product after its Delivery.

7.    Producer Representation

7.1	Producer represents and warrants that entry into this Agreement with Gavilon will not cause

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

and/or result in a breach of any agreement in existence between Producer and any other party and that Producer is fully able to perform the terms of this Agreement and doing so will not result in or cause a breach of any obligation and/or duty that Producer has to any other Party.
8.    Default and Termination.

8.1	Events of Default. The occurrence of any of the following shall be an “Event of Default” under this Agreement:

8.1.1
Breach by either Party in the performance of any material covenant or agreement set forth in this Agreement (subject to Section 8.1.3) and such breach continues uncured for more than thirty (30) days following written notice thereof from the non-defaulting Party; or

8.1.2
If either Party becomes insolvent or generally fails to pay its debts as they come due, or makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or is adjudicated bankrupt or has a receiver or custodian appointed with respect to a substantial part of its property, or files a petition in bankruptcy, or applies to a court for the appointment of a receiver for any of its assets or properties; or

8.1.3	If either Party fails to make payment hereunder within five (5) business days following receipt of written notice from the non-defaulting Party; or

8.1.4	The making of a materially incorrect or misleading representation or warranty under this Agreement.

8.2
Remedies; Termination. Upon an Event of Default, the non-defaulting Party shall notify the other Party thereof and shall have available all remedies set forth in this Agreement. Without limiting the foregoing, if an Event of Default occurs and is not waived, the non-defaulting Party may immediately terminate or suspend performance under this Agreement by promptly thereafter delivering written notice thereof to the other Party. The defaulting Party shall be responsible for any other costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the non-defaulting Party in connection with an Event of Default.

8.3
Right to Close Out Transactions. Upon an Event of Default, the non-defaulting Party shall (in addition to any other rights or remedies available to it, whether at law or in equity, by contract or otherwise) have the right, upon twenty four (24) hours notice to the defaulting Party to liquidate and terminate any or all transactions then outstanding between the Parties (except to the extent that in the good faith opinion of the non-defaulting Party certain of such transactions may not be closed out and liquidated under applicable law) at any time and from time to time. No such notice shall be required with respect to termination pursuant to Section 8.2. The non-defaulting Party shall then calculate, in a commercially reasonable manner, a Settlement Amount (as defined below) for each transaction as of the time of its termination or as soon thereafter as is reasonably practicable and shall net such Settlement Amounts in the manner provided for below.

The Settlement Amount shall be due to or from the non-defaulting Party as appropriate. In calculating a Settlement Amount, the non-defaulting Party shall discount to present value (in

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

a commercially reasonable manner based on rates for the applicable period) any amount which would otherwise have been due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.
The non-defaulting Party shall set off (i) all such Settlement Amounts that are due to the defaulting Party, plus any margin then held by the non-defaulting Party, plus (at the non-defaulting Party’s election) any or all other amounts due to the defaulting Party under this Agreement, against (ii) all such Settlement Amounts that are due to the non-defaulting Party, plus (at the non-defaulting Party’s election) any or all other amounts due to the non-defaulting Party under this Agreement or otherwise, so that all such amounts shall be netted to a single liquidated amount (“Net Settlement Amount”) payable by one Party to the other. The Party with the Net Settlement Amount shall pay such amount to the other Party within one (1) business day of demand therefor.
If an Event of Default occurs, the non-defaulting Party (at its election) may set off any or all amounts which the defaulting Party owes to it (whether under this Agreement or otherwise and whether or not then due) against any or all amounts which it owes to the defaulting Party (whether under this Agreement or otherwise and whether or not then due), provided that any amount not then due which is included in such setoff shall be discounted to present value as at the time of setoff (to take account of the period between the date of setoff and the date on which such amount would have otherwise been due).
For purposes of this Agreement, “Settlement Amount” means, with respect to each transaction arising under a Confirmed Order, the losses and costs (or gains), which the non-defaulting Party incurs as a result of a liquidation pursuant to this Section 8.3 including, but not limited to, losses and costs (or gains) based upon the then-current replacement value of such transaction (taking into account any portion of the Confirmed Order quantity already delivered as of the liquidation), together with, at the non-defaulting Party’s option but without duplication, all losses and costs which such Party incurs as a result of maintaining, terminating, obtaining, or re-establishing any hedge or related trading positions.
9.    Confidentiality.

9.1
Nondisclosure of Confidential Information. Each Party acknowledges that, by reason of this Agreement it and its principals, employees, advisors, lenders, and affiliates may receive confidential or proprietary information belonging to the other Party. In no event will the terms and conditions of this Agreement be disclosed except to the extent required by applicable law or as agreed upon in writing by both Parties. The confidentiality obligations hereunder shall survive any expiration or termination of this Agreement. Notwithstanding the foregoing, confidential information may be delivered to third parties for the sole purpose of calculating a published pricing index.

9.2
Announcements.  Any public statements, press releases, and similar announcements concerning the negotiation or consummation of the transactions contemplated hereby, including such statements made by any representative of the Parties, shall be jointly planned and coordinated by the Parties.. Notwithstanding the preceding sentence, however, Producer may, without the consent of the other, make such disclosures and filings of this Agreement and the transactions contemplated herby as Producer determines to be necessary or appropriate under, or as may be required in connection with, (i) the federal and applicable state securities laws, rules, or regulations, including the Securities Exchange Act of 1934 and

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

the various rules and regulations promulgated pursuant thereto; and (ii) any court order, governmental action, legal process or by applicable law, rule of regulation (iii) any debt or equity financing as may from time to time be pursed or obtained by Producer or any affiliate of Producer, as the case may be, including to any prospective or actual lenders or investors and to actual or potential participants, assignees or transferees of any such lender or in connection with a foreclosure, assignment in lieu of foreclosure or the exercise of any rights or remedies by any such lender. Neither Party shall issue any such statement without the prior review (for which the reviewing Party shall have a minimum of five (5) business days) and consent of the other Party, which consent shall not be unreasonably withheld or delayed. In no event will the terms and conditions of this Agreement be disclosed except to the extent required by applicable law.
10.    Limitation of Liability; Indemnification; Insurance.

10.1
Limitation of Liability. Without limiting any express remedies set forth in this Agreement, and except for any acts of willful misconduct or fraud, or damages arising from third-party product liability and product warranty claims, neither Producer nor Gavilon will be liable to each other or any third party for any indirect, consequential, punitive, exemplary or special damages, loss of business expectations, lost profits, or business or facility interruption or shut-down costs.

10.2
Indemnification. Each Party (the “Indemnitor”) shall release, defend, indemnify and hold harmless the other party, its affiliates, its contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents and representatives from and against any and all losses, damages, fines, liens, levies, penalties, claims, demands, causes of action, suits, legal or administrative proceedings, orders, governmental actions and judgments of every kind and character, and any and all costs and expenses (including, without limitation, reasonable attorneys’ fees, reasonable expert witness fees, and court costs) related thereto (collectively, “Claims”) which arise out of, result from or relate in any way, directly or indirectly, to (a) a breach of this Agreement by the Indemnitor, or (b) the acts or omissions hereunder of the Indemnitor or its affiliates, contractors, and their respective members, partners, directors, officers, shareholders, managers, employees, agents and representatives.

Producer shall specifically defend, indemnify and hold Gavilon (and its respective Indemnitee Group) harmless from and against any and all Claims asserted by third parties that arise from the condition or quality of the Product sold hereunder, except to the extent such Claims are the result of the acts or omissions of Gavilon, its agents or any third party following Delivery hereunder.
The Party claiming indemnification shall give prompt written notice to the Indemnitor of any matter for which the Indemnitor may become liable under this provision. Such notice shall contain full details of the matter in order to provide the Indemnitor with sufficient information to assess its potential liability and to undertake defense of the Claim. The indemnified Party shall have the right at all times to participate in the preparation for and conducting of any hearing, trial or other proceeding related to the provisions of this Section, as well as the right to appear on its own behalf at any such hearing, trial or other proceeding. Any such participation or appearance by the indemnified Party shall be at its sole cost and expense. The indemnified Party shall cooperate in all reasonable respects with the Indemnitor and its counsel in defending any Claims and shall not take any action that is reasonably likely to be detrimental to such defense. The Indemnitor shall obtain written approval from the indemnified Party

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

prior to any settlement that might impose obligations or restrictions on the indemnified Party.

10.3	Insurance. Each Party shall, during the Term, provide the insurance coverages as set forth in Exhibit “B”.
11.    Force Majeure.

11.1
Force Majeure. In the event either Party hereto is rendered unable by reason of Force Majeure, to carry out its obligations under this Agreement, such Party shall promptly give written notice and reasonably complete particulars of such Force Majeure to the other Party stating the obligation(s) the performance of which are, or are expected to be, delayed or prevented. Notwithstanding anything herein to the contrary, the obligations of the notifying Party shall be suspended during and to the extent affected by Force Majeure and such event shall, so far as possible, be remedied with all reasonable dispatch.

11.2
Definition of Force Majeure. The term “Force Majeure” shall mean any act, event or circumstance not reasonably within the control of the Party claiming suspension and which, by the exercise of due diligence, such Party is unable to prevent or overcome. Such term shall include, but not be limited to: (i) acts of God, (ii) strikes, lockouts or other industrial acts of the public enemy, (iii) wars, blockades, insurrections, riots, epidemics, acts of terrorism, (iv) transportation shortages, (v) landslides, lightning, earthquakes, fires, storms, floods, washouts, (vi) civil disturbances, and (vii) explosions. The term “Force Majeure” shall specifically include those events affecting any of Gavilon’s transporters of Product as well as regulatory changes which make the production and sale of Product unfeasible, but shall otherwise exclude any economic or commercial changes involving the production of Product.

12.    Risk Management; Reporting.

12.1
Monitoring of Positions. Gavilon will monitor Product sales made hereunder and may, from time to time, make suggestions concerning Producer’s risk management program and the position of its Product sales for future physical delivery.

12.2
Marketing Conditions. On an as needed basis, but not less frequently than weekly, Gavilon will review with Producer market conditions relating to Product, and forward marketing strategies in an attempt to assist Producer in maximizing its revenue on Product sales. It is understood by Producer that all risk management services must be tied to a valid written purchase contract requiring physical delivery of Product to Gavilon.

12.3
No Liability. Producer recognizes that Gavilon’s monitoring of Product positions, periodic suggestions, review of market conditions and risk management services are informational and optional, and that the final decisions considering sales and risk management strategies, and the implementation of such strategies, will be made by, and is the sole responsibility of, Producer. Gavilon is not responsible for any Producer losses or entitled to any Producer gains resulting from risk management information supplied by Gavilon.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

13.    Notices. Except as specifically otherwise provided herein, any notice or other written matter required or permitted to be given hereunder by one Party to the other Party shall be deemed to be sufficiently given if delivered by hand or by nationally-recognized overnight courier, or sent by U.S. mail (certified mail, return receipt requested), and addressed as follows:
If to Gavilon:    Gavilon Ingredients, LLC
Eleven ConAgra Drive, STE 11-160
Omaha, NE 68102-5011
Attn:    VP, Ingredients

With copy to:    Legal Department
Gavilon Ingredients, LLC
Eleven ConAgra Drive, STE 11-160
Omaha, NE 68102

If to Producer:         Lincolnway Energy, LLC
59511 W. Lincoln Hwy
Nevada, IA 50201
Attn: Eric Hakmiller

Any notice or other written matter shall be deemed to have been given and received: if delivered by hand, on the date of delivery; and, if sent by telecopy, on the business day following the sending of the notice.
14.    Miscellaneous.

14.1
Assignment. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld. A change in fifty percent (50%) or more in the ownership of a Party shall be construed to be an assignment for purposes of this Section. The above notwithstanding, either Party may, without the need for consent from the other Party: (i) transfer, sell, pledge, encumber or assign this Agreement, including the revenues or proceeds hereof, in connection with any financing arrangements; (ii) transfer or assign this Agreement to an affiliate as long as the affiliate is at least as creditworthy as the other Party; or (iii) transfer or assign this Agreement to an entity succeeding to all or substantially all of the assets of the other Party by way of merger, reorganization or otherwise. No assignment permitted hereunder shall in any way relieve the assigning Party from liability for full performance hereunder.

14.2
Records. Each Party will establish and maintain true and accurate books, records and accounts relating to their own transactions under this Agreement with respect to all Prices charged, payments made, and quantities of Product delivered hereunder. These books, records and accounts will be preserved by the applicable Party for a period of at least one (1) year after the expiration of the term of this Agreement, but in no event longer than seven (7) years from the date of creation.

14.3
Audit Rights. Upon five (5) business days notice and during normal business hours each Party has the right to audit such books, records and accounts of the other Party to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any provision of this Agreement. If any material error is discovered in any statement rendered hereunder, such error will be adjusted within seven (7) days from

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

the date of discovery, but no adjustment will be made for errors discovered more than two years after delivery and receipt of such statements. Any error or discrepancy detected which has led to an overpayment or an underpayment between the Parties shall be corrected by an appropriate balancing payment to the underpaid Party or by a refund by the overpaid Party.

14.4	Inurement. This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

14.5
Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter contained herein and any and all previous agreements, written or oral, express or implied, between the Parties or on their behalf relating to the matters contained herein are hereby terminated and canceled. In the event of a conflict between the terms of this Agreement and any Confirmed Orders, this Agreement shall govern.

For avoidance of doubt, the Parties agree that the provisions of Sections 8, 9, 10, 12, and 15 of the Terms and Conditions of a sales contract sent for any Confirmed Orders between Producer and Gavilon shall not apply provided that, such exclusion shall in no way render any provisions of this Agreement (including, without limitation, Section 8 of this Agreement) inapplicable.

14.6	Amendments. There will be no modification of the term and provisions hereof except by the mutual agreement in writing signed by the Parties.

14.7
Financial Information. If requested by a Party hereto, the other Party shall deliver within one hundred twenty (120) days following the end of each fiscal year, a copy of its audited consolidated financial statements for such fiscal year certified by independent certified public accountants. In all cases the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles, consistently applied; provided, however, should any such statements not be available timely due to a delay in preparation or certification, such delay shall not be considered a default so long as the Party providing the statements diligently pursues the preparation, certification and delivery of the statements.

14.8
Trade Rules; Governing Law; Venue. All purchases and sales made hereunder shall be governed by the Feed Trade Rules of the National Grain and Feed Association (“NGFA”). In the event of a conflict between the terms set forth in this Agreement and the NGFA Rules the terms set forth herein shall control. The Agreement will otherwise be interpreted, construed and enforced in accordance with the procedural, substantive and other laws of the State of Nebraska without giving effect to principles and provisions thereof relating to conflict or choice of law even though one or more of the Parties is now or may do business in or become a resident of a different state. All disputes arising out of this Agreement shall be submitted to binding arbitration in accordance with the NGFA Rules. EACH PARTY HEREIN WAIVES ITS RESPECTIVE RIGHT TO ANY JURY TRIAL WITH RESPECT TO ANY LITIGATION ARISING UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY CONFIRMED ORDER.

14.9
Cumulative Remedies. Unless otherwise specifically provided in this Agreement, the rights, powers, and remedies of each of the Parties provided in this Agreement are cumulative and the exercise of any right, power or remedy under this Agreement does not affect any other

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

right, power or remedy that may be available to either Party under this Agreement or otherwise at law or in equity.

14.10	No Partnership. This Agreement shall not create or be construed to create in any respect a partnership or any agency or joint venture relationship between the Parties.

14.11
Costs To Be Borne by Each Party. Producer and Gavilon shall pay its own costs and expenses incurred in the negotiation, preparation and execution of this Agreement and of all documents referred to in it.

14.12
Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if Producer and Gavilon had signed the same document and all counterparts will be construed together and constituted as one and the same instrument.

14.13
Severability. Any provision of this Agreement, which is or becomes prohibited or unenforceable in any jurisdiction shall not invalidate or impair the remaining provisions of this Agreement, and the remaining terms of this Agreement shall continue in full force and effect.

14.14
Forward Contract/Forward Contract Merchants. The Parties agree that each of them is a forward contract merchant as set forth in 11 U.S.C. §101 (25). The Parties also agree that this Agreement is a forward contract as defined in 11 U.S.C. §101 (25). The payments and transfers described herein shall constitute “Settlement Payments” or margin as set forth in 11 U.S.C. §§ 101 (51A) and (38).

14.15
Headings; Construction. The article and section headings used herein are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number shall also include the plural or singular number, respectively; and (ii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words shall refer to this entire Agreement. The Agreement is the product of negotiation by and among the Parties hereto. The Agreement shall be interpreted and constructed neutrally as to all Parties, without any Party deemed to be the drafter of the Agreement. Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the renewable fuels industry shall have that meaning in this Agreement.

14.16	Waiver. No delay or omission in the exercise of any right, power, or remedy hereunder shall impair such right, power, or remedy or be construed to be a waiver of any default or acquiescence therein.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

GAVILON INGREDIENTS, LLC            LINCOLNWAY ENERGY, LLC

By: /s/    Corey Dencklau                By: /s/ Eric Hakmiller
Name:     Corey Dencklau                Name: Eric Hakmiller
Title:     VP Ingredients                    Title: President -Lincolnway

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

EXHIBIT “A”

PLANNING, ORDERING AND DELIVERY OF PRODUCT
1.    Delivery Schedule. The parties shall jointly develop a schedule (the “Delivery Schedule”) that will serve as the formal planning tool for Product to be delivered.
The specific format of the Delivery Schedule will be mutually created by the Parties to accommodate the required information outlined above. Gavilon shall review the initial draft of the Delivery Schedule and advise Producer of inventory management, transportation and logistics issues upon receipt. Gavilon shall amend the Delivery Schedule to reflect dates and quantities for each Delivery of Product under Confirmed Orders, and the expected mode of transport for these shipments. The Delivery Schedule will be updated and submitted daily each morning to reflect prior day’s Deliveries or other operational changes. Producer will be notified immediately when new truck orders for Delivery added during a day to be picked up that same day occur. Producer and Gavilon will establish at the start of each week how many rail Deliveries are to be expected and which days they will occur on. Producer will update Gavilon as needed on changes to this schedule.
2.    Confirmed Orders. Each purchase and sale of Product hereunder shall be consummated by conversational approval via phone, email or instant message acknowledged by Gavilon and Producer (each, a “Confirmed Order”) and shall be evidenced by a separate sales contract, sent by Gavilon to Producer, substantially in the form of Exhibit “C” attached hereto. Each Confirmed Order shall specify the quantity, Delivery date(s), the Price, or Price referenced to a Market Value, and any such other information as the Parties may agree to include. Producer shall execute the applicable Confirmed Order and email the executed document to Gavilon. Confirmed Orders may be executed in counterpart and signatures exchanged by email shall be binding to the same extent as the original, with the executing Party waiving any requirement that the receiving Party produce or otherwise evidence the existence or delivery of the original. To the extent that any terms of any Confirmed Order conflict with the terms of this Agreement, the terms of this Agreement shall govern, unless, both Parties have specifically expressed their intent in writing to supersede the terms of this Agreement.
3.    Forward Liquidity and Market Tenor. It is understood that the forward tenor on all bids will be based on, and limited by, market volatility and other factors including Producer’s creditworthiness.
4.    Delivery Schedule Deviations. The Parties recognize the need to maintain a degree of flexibility to accommodate unexpected changes in the Facility operating capacity, and changing Product market conditions. Upon notification by either Party of any deviations that potentially impact the normal business operations of the Producer, Gavilon or the end user to the Delivery Schedule, the Parties agree to work in good faith to jointly resolve any such discovered deviations and correct such deviations within fifteen (15) days following first notification.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

5.    Liability Disclaimer. Each of the Parties understands and agrees that except for quantity, type, quality and price quotations confirmed by the Parties in Confirmed Orders pursuant to this Exhibit “A”, the planned production rates, estimated costs, pricing and market information, and all other information furnished by the Parties in the preparation of the Delivery Schedules is for planning and informational purposes only. Neither Party shall be responsible to the other for any actions taken in reliance on such estimates, plans and other information.
6.    Contact Information. Each Party shall appoint at least one (1) person to act as the point of contact regarding delivery coordination, preparation of Delivery Schedules, orders and order confirmation, and other technical and logistical questions relating to Product or the delivery thereof. The respective contact persons shall, unless notified otherwise, be as follows:
Producer:
Eric Hakmiller
    Lincolnway Energy, LLC
59511 W. Lincoln Hwy
Nevada, IA 50201
Phone:        515-817-0161
E-Mail:        ehakmiller@lincolnwayenergy.com

Gavilon:             Corey Dencklau
Eleven ConAgra Drive (11-160)
Omaha, NE 68102
Phone:        (402) 889-4397
E-Mail:     Corey.Dencklau@gavilon.com

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

EXHIBIT “B”

INSURANCE COVERAGES
Each Party shall purchase, maintain and provide proof (via Certificate of Insurance) of the following insurance:
A.    Commercial General Liability Insurance - $2,000,000 per occurrence and $2,000,000 aggregate. Such Policy shall include coverage for liability resulting from Premises/Operations, Products and Completed Operations, Blanket and Contractual Liability, Products Liability, Personal Injury and Advertising Injury. Policy shall also included coverage for Broad Form Property Damage, including explosion, collapse and underground hazards. Such insurance shall be on an occurrence basis.

B.    Workers’ Compensation and Employers Liability Insurance including a waiver of subrogation. Such insurance shall include but not be limited to:

(i) Statutory liability under the workers’ compensation laws of the state of Iowa.
(ii) Employers’ Liability (Part B) with limits of at least $1,000,000 each accident, $1,000,000 by disease policy limit, $1,000,000 by disease each employee.
C.    Commercial Automobile Liability Insurance with a $1,000,000 Combined Single Limit, and including coverage for liability resulting from the operation of all owned, non-owned and hired automobiles. Such insurance shall be on an occurrence basis.
D.    Each Party shall also carry excess or umbrella liability insurance with limits of at least $4,000,000 per occurrence for bodily injury or property damage in excess of the limits afforded for general liability and automobile liability provided above.
Each party shall name the other as “additional insured” on policies listed in A and C above. All required policies of insurance shall be endorsed to provide that the insurance company shall notify the certificate holder at least thirty (30) days prior to the effective date of any cancellation or material change of such policies. All insurance companies shall have an A.M. Best rating of A- VII or better.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

EXHIBIT “C”
FORM OF CONFIRMED ORDER
BUYER AND SELLER HEREBY AGREE TO, AND CONFIRM, THE PURCHASE AND SALE OF THE REFERENCED COMMODITIES, SUBJECT TO THE TERMS AND CONDITIONS STATED BELOW AND ON THE REVERSE SIDE OF THIS CONFIRMATION. FAILURE TO ADVISE GAVILON VIA E-MAIL, FAX, OR OTHER WRITTEN FORM WITHIN FIVE (5) BUSINESS DAYS FOLLOWING YOUR RECEIPT OF THIS CONFIRMATION OF ANY DISCREPANCY, OBJECTION TO, OR DISAGREEMENT WITH THIS CONFIRMATION SHALL RESULT IN THIS CONFIRMATION'S AUTOMATICALLY BEING DEEMED ACCEPTED BY YOU.
[Letterhead]
Contract of Purchase

Seller:     Date: _________________
[SELLER ADDRESS]    Our No: _______________
_________________    Your No: ______________
_________________    Broker: Broker No: _______
_________________    Broker Cont. ____________
Buyer:
GAVILON INGREDIENTS, LLC-OMAHA 11 CONAGRA DRIVE OMAHA NE 68102 Ph#: (402)889-4371
Commodity:         DISTILLER'S GRAINS
Quantity:                                 Vomitoxin: Not to exceed 5 ppm
Shipment:                             Aflatoxin: Not to exceed 20 ppb
Price:
Shipping Basis:
Weights To Apply:
Terns:
Remarks:

GAVILON INGREDIENTS, LLC – OMAHA    [SELLER]

By ____________________________    By: ___________________________
NOTE: The lack of a signature shall not prevent a valid and binding agreement from being formed between the parties.
The provisions of: (a) the Electronic Signatures in Global and National Commerce Act ("E-Sign"); (b) the Uniform Electronic Transactions Act ("UETA"); and (c) Amended Article 2 of the Uniform Commercial Code relating to electronic contracting ("Amended Article 2") shall apply to this contract. In the event of a conflict between or among the provisions of any of the foregoing, such conflict shall be resolved as follows: (y) the provisions of E-Sign shall have precedence over those of UETA; and (z) the provisions of UETA shall have precedence over those of Amended Article 2. However, all such provisions shall be reasonably interpreted so as to avoid conflicts between or among them. Nothing in this provision shall be interpreted or deemed to be a waiver of any other rule of evidence governing the admissibility of an Imaged Document.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.

Terms and Conditions

1. Whether or not Seller is an active member of any of the following associations, and to the extent not inconsistent with the terms and conditions of this Contract, the rules, regulations and standards of the following associations (the "Associations") shall apply respectively to each of the commodities governed thereby: the National Grain and Feed Association, the American Fats and Oils Association, the National Oilseed Processors Association, the American Dehydrators Association, the Canadian Oilseed Processors Association, and the National Cottonseed Products Association. If more than one Association purports to govern a given commodity, the rules and regulations of the association appearing later in the list shall apply.
2. Buyer and Seller may be collectively referred to as "the Parties" or individually as "the Party".
3. Whether or not an active member of any of the Associations referenced in Paragraph I hereof, Seller acknowledges that it understands the provisions of the applicable Association's rules, regulations and standards, and Seller agrees to be bound thereby. The Parties agree to settle any controversies hereunder by arbitration, that the arbitration rules of the applicable Association shall be the basis of said arbitration or if the applicable Association does not have arbitration rules, then according to the rules of the American Arbitration Association, and that the decision and award determined by such arbitration shall be final and binding upon the Parties.
4. It is agreed that neither Party to this Contract shall delegate the performance of any obligation hereunder nor assign any rights arising hereunder, to any third person without the prior written consent of the other Party.
5. Seller warrants that commodities delivered under this Contract will be free and clear, from and after time of Delivery, of any security interest, lien, claim or encumbrance and that Seller has good and merchantable title thereto. Seller agrees that should any lien, security interest or encumbrance be claimed against any commodity sold hereunder, Seller will immediately cause the same to be discharged and terminated; and, will hold Buyer harmless therefrom; and, indemnity Buyer from any costs or losses incurred as a result of such claim.
6. Seller expressly represents and warrants that the commodity or commodities hereby purchased are of the grade indicated, and if none is indicated, that the commodity or commodities are suitable for feeding to poultry and livestock and in no event shall have a vomitoxin content exceeding 5 parts per million or an aflatoxin content exceeding 20 parts per billion. Seller indemnifies and holds Buyer harmless against any liability, loss, cost, expense or damage related to the failure of any portion of the commodities purchased hereunder to meet Food and Drug Administration or other applicable governmental agency's rules, regulations and standards for said commodity, as well as the applicable Association's (as referenced in paragraph I hereof) rules, regulations, and standards for such commodity. Buyer's payment will not constitute acceptance of a commodity sold hereunder or serve to waive Buyer's rights to reject the commodity or recover damages should the commodity fail to comply with the terms or specifications of this Contract. Buyer specifically reserves all rights and remedies available to it under the applicable Association's (referenced in Paragraph I hereof) rules, regulations, and standards; and the Uniform Commercial Code in effect within the jurisdiction under which this Contract is governed, if any of the commodity sold hereunder fails to comply with the warranties, descriptions, and requirements set forth in this Contract, or the applicable Association's rules, regulations, and standards. In addition to and without waiving any of Buyer's other remedies hereunder, Buyer may, at its sole option, request that the Seller replace any or all portions of any shipment of commodities hereunder which fails to comply with the terms of this Contract; said replacement shipment to be at Sellers sole cost and expense and occur within seven (7)days of Sellers receipt of Buyer’s notice of the commodity's non-compliance with this Contract.
7. Buyer expressly reserves the right to cancel this Contract within the meaning of UCC section 2106 based upon the occurrence of any of the following: (a) the insolvency or financial condition of Seller; (b) the appointment for taking possession of any Seller's assets or any part thereof by any third party, including a trustee, receiver, creditor or other party; (c) the breach of any warranty; or, (d) any other defaults hereunder.
8. This Contract assumes Buyer is purchasing free-flowing commodities. In the event any commodity arrives at its destination and does not freely flow, Buyer reserves the right to reject the shipment. If Buyer rejects the shipment Seller shall be responsible for all transportation, rail, freight and delivery charges.
9. In the event Seller breaches this Contract in any manner, Seller shall be liable to Buyer for any and all damages, including consequential damages, incidental damages, and any lost profits incurred as a result thereof and shall pay Buyers reasonable attorney fees, court costs and expenses incurred in the enforcement of this Contract and any collection activities related thereto.
10. In the event that a party hereto (the "Defaulting Party") becomes insolvent, or suffers or consents to or applies for the appointment of a receiver, trustee, custodian or liquidator of itself or any obits property, or generally fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy, or seeks reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, Title II of the United States Code, as amended or recodified from time to time, or under any state or federal law granting relief to debtors then the other party (the ''Non-defaulting Party") may (i) immediately cancel this Contract and all other Contracts between the parties hereto, (ii) liquidate such cancelled Contracts in a commercially reasonable manner, and (iii) aggregate such liquidated amounts into a single liquidated settlement amount (the "Settlement Amount") due, which shall be due and payable two (2) business days after written notice by the Non-defaulting Party. In addition, the Non-defaulting Party may set-off any amounts owed by the Defaulting Party to the Non-defaulting Party under any other agreements between the parties against any Settlement Amount owed by the Non-defaulting Party to the Defaulting Party hereunder. The parties agree that each of them is a forward contract merchant as set forth in II U.S.C. Section 101(25). The parties also agree that this Contract and any other commodity contract between the parties are all forward contracts as defined in II U.S.C. Section 101(25). The payments and transfers described herein shall constitute "Settlement Payments" or "Margin Payments" as set forth in II U.S.C. Sections 101(5IA) and (38).
11. Railcars must be loaded to capacity as required by railroad companies. Seller to pay weighing, inspection, trackage, and interest charges, if any. reconsigned rail cars cannot be utilized on this Contract unless consented to by Buyer in writing prior to loading. Buyer reserves the right to change destination offal shipments prior to departure of the railcar from Sellers facility.
12. If confirmation calls for Delivery beyond fourteen (14) days from the date of this Contract, Buyer may demand from Seller a margin deposit often percent (10%) of the gross value of this Contract to be considered as margin on equity, and Buyer may demand such further payments from Seller as may be necessary to maintain a deposit on this Contract often percent (10%) of the gross value of this Contract, plus an amount equal to the difference between the contract-price-value and the prevailing market price-value, if the market is above the Contract price. Seller agrees to pay such margin on demand and if not paid, Buyer may exercise the same rights as if Seller had defaulted on this Contract.
13. Each Party consents to the recording of all telephone conversations between its representatives and the representatives of the other Party.
14. Any provision of this Contract which is prohibited or unenforceable in any jurisdiction shall, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
15. Seller warrants it has read this Contract in its entirety and understands its terms and legal effect. This Contract constitutes the entire understanding between the Parties hereto and no modification or amendment of this Contract shall be valid or binding unless agreed to by both Parties and confirmed by a writing signed by the party to be charged. Seller agrees that the terms hereof are acceptable and that Seller intends to be bound by the terms of this Contract even if said terms differ from or conflict with the terms or conditions contained in Sellers offer, acceptance on form of contract for such purchase.
16. Unless otherwise exempt, this Contract incorporates by reference the EEO Clause contained in 41 C.F.R. Sections 60-1.4, 60-741.5, and 60-250.5.
17. Any original contract and/or transaction confirmation relating to a transaction between the parties may be converted to and saved in electronic format (the "Imaged Document"). Each party waives any objection it may have to the admissibility of such Imaged Document in any judicial, arbitration, mediation, administrative, or other proceeding involving the parties to the extent such objection is based on any rule of evidence that: (a) requires authentication or identification of the Imaged Document; (b) requires an original document; or (c) governs the admissibility of duplicates. In addition, each party acknowledges that Imaged Documents are business records within the meaning of the business records exception to the hearsay rule.

* Portion omitted pursuant to request for confidential treatment filed separately with the Securities and Exchange Commission.